EXHIBIT 1.1

Sappi Limited

Press Release

Johannesburg

28 August 2009

Sappi Announces Completion of Refinancing Transactions

Sappi Limited today announced the completion of a series of refinancing transactions that Sappi undertook in order to improve its debt maturity profile and strengthen its balance sheet.

As part of the refinancing, Sappi entered into a new revolving credit facility in an amount of €209 million, which remains undrawn. In addition, the proceeds of €350 million and US$300 million senior secured notes (the “notes”), which were issued on 29 July 2009 by a special purpose vehicle in an offering exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, were released and made available to the Sappi group.

Sappi used the proceeds from the offering of the notes and a portion of its available cash on hand to repay certain short-term indebtedness, including all amounts outstanding (€400 million) under its previous revolving credit facility and to repurchase all its outstanding €220 million vendor loan notes issued to M-real. The vendor loan notes have been repurchased at a price of 86.5% of their principal amount.

Sappi also refinanced the OeKB term loan (previously due 2010) in an amount of €400 million with a new 5-year amortising maturity profile.

Ralph Boëttger, CEO of Sappi Limited, said:
“The successful completion of our refinancing will take care of our liquidity and significant debt maturities for at least the next three years. Sappi has a strong cash position of approximately US$600 million and has approximately US$300 million of undrawn availability under our new revolving credit facility. However, as a result of interest rates available in current financial market conditions, we will have a substantial increase in finance costs. We are committed to reducing our net debt by approximately 25% to 30% over the next three years thus also reducing our finance costs.”

Forward-looking statements

Certain statements in this release that are neither reported financial results nor other historical information, are forward-looking statements, including but not limited to statements that are predictions of or indicate future earnings, savings, synergies, events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by other factors, that could cause actual results and company plans and objectives to differ materially from those expressed or implied in the forward-looking statements (or from past results). Such risks, uncertainties and factors include, but are not limited to, the impact of the global economic downturn, the highly cyclical nature of the pulp and paper industry (and the factors that contribute to such cyclicality, such as levels of demand, production capacity, production, input costs including raw material, energy and employee costs, and pricing), adverse changes in the markets for the group's products, consequences of substantial leverage, including as a result of adverse changes in credit markets that affect our ability to raise capital when needed, changing regulatory requirements, unanticipated production disruptions, adverse changes in the political situation and economy in the countries in which we operate or the effect of governmental efforts to address present or future economic or social problems, the impact of investments, acquisitions and dispositions (including related financing), any delays, unexpected costs or other problems experienced with integrating acquisitions and achieving expected savings and synergies and currency fluctuations. The company undertakes no obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

About Sappi Limited
Sappi, a global pulp and paper company headquartered in Johannesburg, South Africa, is the world’s leading producer of coated fine paper used in the production of glossy magazines, calendars, annual reports and brochures. The company has significant businesses in forests, pulp, coated speciality paper, packaging grades, uncoated fine paper and newsprint in Africa. Sappi is also the world's largest producer of chemical cellulose (dissolving pulp) used in the manufacture of viscose staple fibre and consumer and pharmaceutical products. With 17,000 employees worldwide and production facilities in ten countries on four continents, Sappi has customers in over 100 countries and is listed on the Johannesburg Securities Exchange (SAP), the New York Stock Exchange (SPP) and the London Stock Exchange (SAZ).
ENDS

Issued by Brunswick South Africa on behalf of Sappi Limited
Tel + 27 11 502 7300
Fax + 27 11 268 5747

For further information contact:

Jörg Pässler
Group Treasurer
Sappi Limited
Tel +32 2 676 9621
Mobile +32 495 588 621
e-Mail jorg.passler@sappi.com

Mark Thompson
Chief Financial Officer
Sappi Limited
Tel +27 11 407 8311
Mobile +27 82 876 2446
e-Mail Mark.Thompson@sappi.com

André F Oberholzer
Group Head Corporate Affairs
Sappi Limited
Tel +27 11 407 8044
Mobile +27 83 235 2973
e-Mail Andre.Oberholzer@sappi.com